March 15, 2023

Securities and Exchange Commission 100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 14, 2023, to be filed by our former client, Freedom Internet Group, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Hancock Askew & Co., LLP